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                     Take A Close Look:
               Western's Promises Don't Add Up
        The KCPL/UtiliCorp Merger is the Only Choice

                                              April 21, 1996

Dear Shareholder:

     In a last-minute attempt to derail the formation of a formidable competitor, Western Resources, Inc. has submitted an ill-conceived proposal to merge with Kansas City Power & Light Company in an exchange of each share of your KCPL stock for a fraction of a share of Western common stock. After careful deliberation, including consultation with your Company's independent financial, legal and regulatory experts, your Board has unanimously concluded that Western's proposal is not in your best interests.

     Accordingly, the Board has determined not to pursue a merger with Western, reaffirming its commitment to the strategic merger of KCPL with UtiliCorp United Inc. The
Board strongly urges you to approve the UtiliCorp merger by signing, dating and mailing the enclosed WHITE proxy card today.

     The proposed KCPL/UtiliCorp merger represents the culmination of years of work, planning and pursuing a long-term business strategy to enhance the growth of the Company and the value of your shares. The merger agreement with UtiliCorp was reached only after your Board considered a number of opportunities and was satisfied that a KCPL/UtiliCorp combination was the best way to build value for you by enhancing near and long-term business prospects for the Company.

     In contrast to your Company's proposed merger with UtiliCorp, the Western proposal is the latest in a series of transaction-driven ideas, devoid of a long-term strategic rationale, from a management team that boasts about doing "about a deal a month for the past year."

     Your Board has determined that Western's proposal is premised on a series of fundamentally flawed assumptions and estimates. Western would have you believe that it is offering $28 in value per KCPL share along with a substantially increased dividend. Take a closer look.

- -    Western's synergy claims are inflated.  The value of
  Western's proposal is dependent upon Western's ability to achieve over $1 billion in savings. You should know that, less than a year ago, Western estimated savings of less than half that amount. It is clear to us that Western manipulated its proposal to create the illusion of value.

- -    Western's merger assumptions are unrealistic.  In
  addition to inflating the potential amount of merger savings, Western says it expects that regulatory authorities will allow it to retain 70% of its estimated merger benefits. You should know that in today's environment, regulators typically allow utilities to retain only 50% or less of these savings. In fact, Western is under a Kansas order that states "sharing of savings will be on a 50/50 basis."

- -    Western's promised dividend increases are questionable.
  If Western can't achieve its forecast merger savings, keep most of them, and avoid adverse regulatory treatment, we believe Western will not maintain its dividend at the proposed level. In fact, just last week Standard & Poor's, the national credit rating agency, put Western on its CreditWatch list for possible downgrade, noting that the company is "a weak Single-A-minus utility with an average business position." Also last week, Citizens' Utility Ratepayer Board (CURB) told Kansas regulators that it would "request more significant rate reductions" than those included in Western's latest proposal. Such a decrease in Western's rates would undermine the value of its stock and inhibit Western's ability to maintain even its current dividend.

- -    Western's stock value in any merger with KCPL is
  speculative. Western would have you believe that its proposal represents a current market value of $28 per KCPL share. However, the market value of the shares you would receive pursuant to the Western proposal would be heavily influenced by Western's ability to achieve its inflated estimates of savings and by its optimistic assumption that regulators would allow it to retain a precedent-setting 70% of such savings. The value of Western's shares may also be affected adversely by cuts in Western's utility rates, which are currently under review.

- -    Any KCPL/Western merger perpetuates the management
  challenge of concentration of business risk in one asset --Wolf Creek. In contrast, the proposed merger with UtiliCorp would reduce this risk by half and contribute a diversified portfolio that would allow numerous avenues for future growth.

- -    Western's exaggerated claims go beyond the financial
  claims of its merger proposal. In a thinly-veiled attempt to mollify community leaders and KCPL employees, Western has promised that there would be no layoffs in a KCPL/Western merger and that it would maintain three separate corporate headquarters. These promises are incompatible with Western's need to maximize cost savings.

        THE KCPL/UTILICORP MERGER IS THE ONLY CHOICE

     Beyond all the questions raised about the specifics of Western's proposal, there is a strategic issue here that is of great concern to your Board. Put simply, it is the stark contrast between Western's vision of the future of the utility industry and the vision embodied in our proposal to merge with UtiliCorp. Western's proposal is rooted in a bygone era that fails to recognize the fundamental changes taking place in our industry, heavily weighted as it is on the side of cost synergies, critical mass and concentration of assets and markets. Growth and the need to meet the demands of a rapidly changing marketplace are neglected in their proposal.

     Our proposal to merge with UtiliCorp has very tangible short-term benefits in the form of real, substantive and achievable cost savings. We have documented more than $600 million in cost synergies that will be realized over the next ten years. However, the cornerstone of our proposal is the ability to achieve sustainable, long-term growth in shareholder value. As a combined company, we will be able to:

- -    Compete effectively in national and global markets;

- -    Have greater access to potential new customers and new
     markets;

- -    Use our size and stability to achieve enhanced access
     to capital markets;

- -    Introduce a new array of energy products and services;

- -    Reduce our cost structure through operational and
     purchasing efficiencies that will make us an even more formidable cost competitor;

- -    Provide a demonstrated track record in energy related
     non-regulated businesses.

     For all these reasons--and in consideration of the risks of Western Resources' unsolicited proposal--your Board strongly advises you to vote in favor of our combination with UtiliCorp United.

                            Sincerely,

                            Drue Jennings
                            Chairman of the Board, President and
                            Chief Executive Officer

     To do so, just sign, date and return the accompanying
WHITE card, using the enclosed postage-prepaid envelope, indicating your support of the Company's Board and management. Only your latest proxy card will be counted.
If you have any questions or need assistance in completing the enclosed WHITE card, please call our proxy solicitor, D.F. King & Co., Inc., toll free, at 1-800-714-3312.